UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):   September 18, 2008
Bob Evans Farms, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-1667	31-4421866

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3776 South High Street, Columbus, Ohio	43207

(Address of principal executive offices)	(Zip Code)
(614) 491-2225

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.
     Hurricane Ike and its remnants have affected the operations of Bob Evans Farms, Inc. (the “Company”). On Sunday, September 14, 2008, hurricane-force winds caused widespread power outages in parts of the mid-West, primarily Indiana, Kentucky and Ohio. These power outages affected power supply to 3 Mimi’s Cafés located in Kentucky and Ohio, approximately 60 Bob Evans Restaurants located in Indiana, Kentucky and Ohio, and the Company’s corporate headquarters in Columbus, Ohio. Additionally, the Company’s manufacturing plant in Xenia, Ohio, temporarily ceased operations as a result of a power outage. Power has been restored to all of the affected restaurants and the Xenia manufacturing plant, although approximately five Bob Evans Restaurants remain closed for restocking of food and other supplies. The Company expects these stores to reopen shortly. At the end of the Company’s 2009 first fiscal quarter (July 25, 2008), the Company owned and operated 571 Bob Evans Restaurants and 135 Mimi’s Cafés.
     The effect of the storm on the Company’s operations in Indiana, Kentucky and Ohio will include minor physical property damage, product loss due to power outages, and the effect of closed stores and the Xenia manufacturing plant. The Company cannot predict when power will be fully restored to its corporate headquarters, but essential functions are being completed.
     The Company’s property insurance program provides comprehensive coverage for wind damage and business interruption above a $1 million retention up to $75 million. It is too early to determine the financial impact of the storm damage and power outages. The Company will provide an estimate of the impact in its second-quarter earnings release, or earlier if such damage is deemed to have a material impact on its second-quarter financial performance.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOB EVANS FARMS, INC.
Dated: September 18, 2008	By:	/s/ Mary L. Garceau
Mary L. Garceau
Vice President, General Counsel and Corporate Secretary

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